Filed Pursuant to Rule 433
Registration Nos. 333-132370, 333-132370-01
Principal-Protected Trust Certificates
Linked to the S&P 500® Index
Due           , 2014
Safety First Trust Series 2008-6, the issuer, and the guarantors, Citigroup Funding Inc. and Citigroup Inc., have filed registration statements (including prospectuses) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements (File Nos. 333-154914 and 333-132370) and the other documents Safety First Trust Series 2008-6, Citigroup Funding, and Citigroup Inc. have filed with the SEC for more complete information about Safety First Trust Series 2008-6, Citigroup funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

November 4, 2008

2	Safety Firstsm Investments

Principal-Protected
Trust Certificates

Linked to the S&P 500® Index
due          , 2014

This offering summary represents a summary of the terms and conditions of the Certificates. We encourage you to read the preliminary prospectus and pricing supplement related to this offering. Capitalized terms used in this summary are defined in “Preliminary Terms” on page 4 of this offering summary.

Overview of the Trust Certificates
The Principal-Protected Trust Certificates Linked to the S&P 500® Index due          , 2014 are equity index-linked preferred securities issued by Safety First Trust Series 2008-6 that will mature on          , 2014. Some key characteristics of the Certificates include:

£	Principal Protection Like a Fixed-Income Investment. Similar to a fixed-income investment, an investor’s initial investment is 100% principal protected if the investor either (i) holds the Certificates to maturity or (ii) exercises its Exchange Right and holds both the Securities and the Warrants until maturity. Because neither the Securities nor the Warrants are principal protected if held individually, if an investor exercises its Exchange Right and holds only the Securities or only the Warrants, the investor will lose the benefit of principal protection at maturity and could receive substantially less than the amount of its initial investment.

£	No Periodic Payments. The Certificates do not offer current income, which means that investors do not receive any periodic interest or other periodic payments on the Certificates. Instead of a periodic fixed or floating rate of interest, return on the Certificates is paid at maturity and is based upon the appreciation, if any, of the value of the S&P 500® Index. In addition, you will not receive any dividend payments or other distributions, if any, on the stocks included in the S&P 500® Index.

£	Limited Equity Index-Linked Participation. If you hold the Certificates to maturity, you will be entitled to receive (i) $10 (your initial investment), plus (ii) the Supplemental Distribution Amount, which may be positive or zero, based on the percentage change of the S&P 500® Index and on the Participation Rate.

£	Citigroup Guarantee of Trust Assets. The payments under the Certificates will be made to the extent that Citigroup Funding Inc. makes payments under the Securities and Warrants, the assets of the Trust. Any payment obligations of Citigroup Funding under the Securities and Warrants are guaranteed by its parent company Citigroup Inc.

£	Generally Short-Term Capital Gain or Loss. Except for the possibility of long-term capital gain treatment if the Exchange Right described in the paragraphs below is exercised, upon maturity or sale of the Certificates, investors should recognize short-term capital gain or loss, regardless of how long they have held the Certificates. Prospective investors should consult their tax advisors.

Beginning on the date the Certificates are issued and ending on the date that is one business day prior to the Valuation Date, you will have the right to exchange each Certificate you hold for a pro rata portion of the assets of the Trust, which consist of the Securities and Warrants issued

Safety Firstsm Investments	3

by Citigroup Funding, upon proper notice to the trustee. You cannot recognize long-term capital gain from your investment in the Certificates unless you exercise your Exchange Right, then dispose of either the Securities or the Warrants, and then hold the remaining instrument for more than one year after that disposition.

Neither the Securities nor the Warrants are principal protected. You should be aware that if you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity and may receive substantially less than the amount of your initial investment in the Certificates.

In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements.

The Certificates, the Securities and the Warrants are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Types of Investors

The Certificates are hybrid investments that combine characteristics of equity and fixed-income instruments. The Certificates are not a suitable investment for investors who require fixed-income payments since no interest payments or investment returns, if any, will be paid during the term of the Certificates. The Certificates may be an appropriate investment for the following types of investors:

£	Fixed-income investors currently invested in zero coupon bonds who are seeking an opportunity to earn potentially higher equity index-linked returns.

£	Conservative equity investors who wish to participate in a portion of the upside potential of a broad-based equity market index, while limiting their exposure to the downside.

£	Investors who can hold the Certificates until , 2014.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Certificates, will receive an underwriting fee of $0.325 for each $10.000 Certificate sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.300 from this underwriting fee for each Certificate they sell. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.300 from this underwriting fee for each Certificate they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Certificates declines. You should refer to “Risk Factors” and “Underwriting” in the accompanying preliminary prospectus and pricing supplement; “Risk Factors” and “Plan of Distribution” in the accompanying medium-term notes prospectus supplement; “Risk Factors” and “Plan of Distribution” in the accompanying index warrant prospectus supplement; and “Use of Proceeds and Hedging” and “Plan of Distribution” in the accompanying prospectus related to this offering for more information.

4	Safety Firstsm Investments

Preliminary Terms

Issuer:	Safety First Trust Series 2008-6 (the “Trust”).

Certificates:	Principal-Protected Trust Certificates Linked to the S&P 500® Index due , 2014.

Assets of the Trust:	Equity Index Participation Securities Linked to the S&P 500® Index (the “Securities”) and Equity Index Warrants Linked to the S&P 500® Index (the “Warrants”), both issued by Citigroup Funding.

Guarantee:
Any payments due on the Securities and Warrants are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Securities and Warrants are not principal protected if held individually, if you exercise your Exchange Right and hold only the Securities or only the Warrants, you may receive an amount at maturity that is less than the amount you initially invest. Citigroup Inc. and Citigroup Funding will also guarantee any payments due on the Certificates to the extent of funds available at the Trust.

Rating of the Issuer’s Obligations:
Aa3/AA - (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the Certificates, the Securities and the Warrants; however because the Securities and Warrants are not principal protected if held individually, if you exercise your Exchange Right and hold only the Securities or only the Warrants, you may receive an amount at maturity that is less than the amount you initially invest.

Principal Protection:	100% if you hold the Certificates, or both the Securities and the Warrants received upon exercise of your Exchange Right, on the Maturity Date.

Pricing Date:	November , 2008.

Issue Date:	Three business days after the Pricing Date.

Valuation Date:	Three business days before the Maturity Date.

Maturity Date:	Approximately five and a half years after the Issue Date.

Underlying Index:	S&P 500® Index.

Issue Price:	$10 per Certificate.

Coupon:	None.

Payment at Maturity on the Certificates:	For each $10 Certificate, $10 plus a Supplemental Distribution Amount, which may be positive or zero.

Supplemental Distribution Amount:	$10 × Index Return × Participation Rate, provided that the Supplemental Distribution Amount will not be less than zero.

Index Return:	Will equal the following fraction, expressed as a percentage:
Ending Value - Starting Value

Starting Value

Starting Value:	The closing value of the S&P 500® Index on the Pricing Date.

Ending Value:	The closing value of the S&P 500® Index on the Valuation Date.

Participation Rate:	Approximately 80% to 90% (to be determined on the Pricing Date).

Exchange Right:
Holders of the Certificates will have the right to exchange, beginning on the Issue Date and ending on the date that is one business day prior to the Valuation Date, each Certificate for a pro rata portion of the assets of the Trust (each Certificate is exchangeable into one Security and one Warrant). On the maturity date of the Securities or exercise date of the Warrants, which will be the same date as the Maturity Date of the Certificates,

£ each Security will pay $10 plus a Security Return Amount; and

£
    each Warrant will pay zero if the Index Return is positive or zero and will pay a positive amount equal to $10 × the percentage decrease represented by the Index Return if the Index Return is negative.

In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. If you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity.

Security Return Amount:	£ If the Index Return is positive, the Security Return Amount for each Security will equal the product of (a) $10, (b) the percentage increase in the S&P 500® Index and (c) the Participation Rate.

£
    If the Index Return is zero or negative, the Security Return Amount will equal the product of (a) $10 and (b) the percentage decrease in the S&P 500® Index. Because your participation in the decrease in the S&P 500® Index is not limited by the Participation Rate, if the Ending Value is less than the Starting Value, you will participate fully in the depreciation of the S&P 500® Index.

Listing:	The Certificates, Securities and Warrants will not be listed on any exchange.

Purchase Price and Proceeds to Issuer:	Per Certificate Total
Public Offering Price: $10.000 $
Underwriting Discount $ 0.325 $
(to be paid by Citigroup Funding Inc. and which includes the Sales Commission described below):
Proceeds to Safety First $10.000 $
Trust Series 2008-6:

Sales Commission Earned:	$0.300 per Certificate for each Certificate sold by a Smith Barney Financial Advisor.

CUSIP Number:	.

Calculation Agent:	Citigroup Global Markets Inc.

Institutional Trustee:	U.S. Bank National Association.

Safety Firstsm Investments	5

Key Benefits

£	Growth Potential. The Supplemental Distribution Amount payable at maturity is based on the Ending Value of the S&P 500® Index on the Valuation Date, enabling you to participate in approximately 80% to 90% (to be determined on the Pricing Date) of the potential increase in the value of the S&P 500® Index during the term of the Certificates without having to acquire each of the component stocks included in the S&P 500® Index.

£	Capital Preservation. At maturity, unless you have exercised your Exchange Right, we will pay you at least the principal amount of the Certificates regardless of the performance of the S&P 500® Index.

£	Diversification. The Certificates are linked to the S&P 500® Index and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

£	No Interim Income Recognition. If you make the tax elections as described in detail in the preliminary prospectus and pricing supplement related to this offering, you should not be required to accrue income or to take into account any gain or loss with respect to the Certificates until maturity or disposition of the Certificates.

Key Risks

An investment in the Certificates, Securities and Warrants involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors” section of the preliminary prospectus and pricing supplement related to this offering for a full description of risks.

£	Appreciation Will Be Limited and May Be Zero. If the Ending Value is greater than the Starting Value, your participation in the appreciation of the S&P 500® Index will be limited by the Participation Rate, which is expected to be approximately 80% to 90% (to be determined on the Pricing Date). In addition, if the Ending Value is equal to or less than the Starting Value, the payment you receive at maturity will be limited to the amount of your initial investment in the Certificates, even if the closing value of the S&P 500® Index is greater than the Starting Value at one or more times during the term of the Certificates or if the closing value of the S&P 500® Index at maturity exceeds the Starting Value, but the closing value of the S&P 500® Index on the Valuation Date is equal to or less than the Starting Value. Because of the possibility of limited or zero appreciation of your initial investment, the Certificates may provide less opportunity for appreciation than an investment in a similar security that would allow you to participate fully in the appreciation of the S&P 500® Index or in some or all of the stocks included in the S&P 500® Index.

£	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Certificates. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the S&P 500® Index.

£	Potential for a Lower Comparable Yield. The Certificates do not pay any periodic interest. As a result, even if the Ending Value is greater than the Starting Value, the effective yield on the Certificates may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

£	The Certificates, Securities and Warrants Will Not Be Listed on Any Exchange; You May Not Be Able To Sell Your Certificates, Securities or Warrants if an Active Trading Market Does Not Develop. The Certificates, Securities and Warrants will not be listed on any exchange. There is currently no secondary market for the Certificates, Securities or Warrants. Citigroup Global Markets currently intends, but is not obligated, to make a market in the Certificates, Securities and Warrants. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Certificates, Securities and Warrants. If the secondary market for the Certificates, Securities or Warrants is limited, there may be few buyers should you choose to sell your Certificates, Securities or Warrants prior to maturity and this may reduce the price you receive.

6	Safety Firstsm Investments

£	Resale Value of the Certificates May Be Lower Than Your Initial Investment. Due to, among other things, changes in the price of and dividend yields on the stocks included in the S&P 500® Index, interest rates, the earnings performance of the issuers of the stocks included in the S&P 500® Index, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Certificates may trade at prices below their initial issue price of $10 per Certificate. You could receive substantially less than the amount of your initial investment if you sell your Certificates prior to maturity.

£	Fees and Conflicts. Citigroup Global Markets Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Certificates. Further, Citigroup Funding expects to hedge its obligations under the Certificates through the trading of the stocks included in the S&P 500® Index or other instruments, such as options, swaps or futures, based upon the S&P 500® Index or the stocks included in the S&P 500® Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’s role as the Calculation Agent for the Certificates may result in a conflict of interest.

£	The United States Federal Income Tax Consequences of the Certificates Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Certificates or instruments similar to the Certificates for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Certificates or the Securities are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Certificates and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Certificates?” and “Certain United States Federal Income Tax Considerations” in the preliminary prospectus and pricing supplement related to this offering, and that any such guidance could have retroactive effect.

£	Citigroup Inc. Credit Risk. The Securities and Warrants are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Securities and Warrants.

£	Neither the Securities nor the Warrants Are Principal Protected Individually. If you exercise your Exchange Right, you will receive a pro rata portion of the assets of the Trust, which consist of the Securities and the Warrants. In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. Neither the Securities nor the Warrants are principal protected if held individually. Thus, if you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity and could receive substantially less than the amount of your initial investment. If you hold only the Securities, your investment may result in a loss if the Ending Value is less than the Starting Value. If you hold only the Warrants, the payment on the Warrants will be zero unless the Ending Value is less than the Starting Value.

£	Additional Risks Upon Exchange if You Hold Only the Securities or Only the Warrants. If you exercise your Exchange Right and hold only the Securities or only the Warrants, you will be subject to other risks in addition to the loss of principal protection at maturity. In the case of the Securities, these additional risks include that any appreciation in the value of the S&P 500® Index will be limited by the Participation Rate, which is expected to be approximately 80% to 90% (to be determined on the Pricing Date), while you will participate fully in any depreciation of the S&P 500® Index. In the case of the Warrants, these additional risks include that the Warrants may lose substantially all their value due to relatively small increases in the value of the S&P 500® Index, and all their value due to an increase above the Starting Value. In addition, the Securities and the Warrants may trade at prices substantially below their initial purchase prices.

Safety Firstsm Investments	7

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that purchase the Certificates at the initial offering and hold the Certificates as capital assets. In general, a U.S. investor will be treated as owning a pro rata share of the assets of the Trust. Under the treatment that each holder will agree to with the Trust and Citigroup Funding, the Securities and the Warrants will be treated as two separate financial instruments.

A U.S. holder’s tax treatment may depend on the applicability of the “identified straddle” election. The Trust will make an “identified straddle” election on behalf of all holders of the Certificates by identifying on its records each Security and each Warrant as a separate identified straddle. It is unclear, however, whether such elections made by the Trust on behalf of a holder will be effective. Therefore, it is generally advisable that U.S. investors also make an identified straddle election by complying with the identification requirements described in the preliminary prospectus and pricing supplement. Assuming that the identified straddle election will apply, the Certificates will be taxed as follows:

£	A U.S. holder will not be required to accrue income or take into account gain with respect to Certificates until maturity or disposition.

£	At maturity or upon a sale of all of a U.S. holder’s Certificates, such holder will recognize net capital gain or loss equal to the difference between the amount of cash received and the amount that U.S. holder paid for the Certificates. Such capital gain or loss will be short-term gain or loss regardless of how long the U.S. holder has held the Certificates.

£	If a U.S. holder exchanges its Certificates for Securities and Warrants and disposes of one but not the other, such holder will have long-term capital gain or loss at maturity or on disposition of the Securities or the Warrants only if the U.S. holder has held the Securities or the Warrants for more than one year after the disposition of the other instrument, respectively. In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. You should be aware, however, that if you hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity. Losses realized on the disposition of the Securities or the Warrants may be required to be capitalized into the tax basis of the Warrants or the Securities (as the case may be) retained by the U.S. holder.

No statutory, judicial or administrative authority addresses the characterization of the Securities and the Warrants or similar instruments for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Certificates are not certain. The IRS and U.S. Treasury Department issued a Notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Certificates and the Securities. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed below. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect. In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Securities and may include financial instruments similar to the Certificates) acquired after the

8	Safety Firstsm Investments

date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain. Accordingly, a prospective investor (including a tax exempt investor) in the Certificates should consult its own tax advisor in determining the tax consequences of an investment in the Certificates.

In the case of a holder of the Certificates that is not a U.S. person, any gain realized upon the sale, maturity, exchange or other taxable disposition of the Certificates, the Securities or the Warrants generally will not be subject to U.S. income or withholding tax provided that: (i) the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form), (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and (iii) the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and are not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Certificates or the Securities.

You should refer to the preliminary prospectus and pricing supplement related to this offering for additional information relating to U.S. federal income tax and consult your own tax advisors to determine tax consequences particular to your situation.

The S&P 500® Index

Unless otherwise stated, all information herein relating to the S&P 500® Index has been derived from Standard & Poor’s (“S&P”) or other publicly available sources. S&P’s policies are subject to change at the discretion of S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding Inc., Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

General.  The S&P 500® Index is published by S&P and is intended to provide an indication of the pattern of common stock price movements. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 30, 2008, the common stocks of 420 of the 500 companies included in the S&P 500® Index were listed on the New York Stock Exchange (the “NYSE”). As of September 30, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market.

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The following graph illustrates the historical performance of the S&P 500® Index based on the closing value thereof on each index business day from January 2, 2003 through October 31, 2008. Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the Certificates.

The closing value of the S&P 500® Index on November 3, 2008 was 966.30.

You should refer to the preliminary prospectus and pricing supplement related to this offering for additional information on the S&P 500® Index, including its makeup, method of calculation and changes in its components. All such disclosures in the preliminary prospectus and pricing supplement are derived from publicly available information. None of the Trust, Citigroup Funding, Citigroup Inc., Citigroup Global Markets or any of the trustees assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Certificates does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the S&P 500® Index.

License Agreements.  Citigroup Funding or its affiliates have entered into a non-exclusive license arrangement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Certificates, the Securities and the Warrants. The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary:

None of the Certificates, the Securities and the Warrants are sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Certificates, the Securities or the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Certificates, the Securities or the Warrants particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than

10	Safety Firstsm Investments

transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the holders of the Certificates, the Securities or the Warrants. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Certificates, the Securities or the Warrants into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Certificates, prices at which the Certificates are initially to be sold, or quantities of the Certificates, the Securities or the Warrants to be issued or in the determination or calculation of the equation by which the Certificates, the Securities or the Warrants are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates, the Securities or the Warrants.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.

Hypothetical Maturity Payment Examples

The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values on the amount payable on the Certificates at maturity. All of the hypothetical examples are based on the following assumptions:

£
  Issue price: $10.00

£
  Starting Value: 950.0

£
  Term of the Certificates: 5.5 years

£
  Participation Rate: 85%

£
  The Certificates are held to maturity and are not exchanged for the Securities and the Warrants.

Safety Firstsm Investments	11

As shown by the examples below, if the Index Return is 0% or less, you will receive an amount at maturity equal to $10.00 per Certificate, the amount of your initial investment in the Certificates. If the Index Return is greater than 0%, you will receive an amount at maturity that is greater than your initial investment in the Certificates.

Hypothetical
Ending Value		Hypothetical	Hypothetical	Hypothetical	Hypothetical
of the S&P	Hypothetical	Supplemental Distribution	Maturity	Total Return on	Annualized Return on
500® Index	Index Return	Amount(1)	Payment(2)	the Certificates	the Certificates(3)

285.0	—70.00%	$0.00	$10.00	0.00%	0.00%

380.0	—60.00	0.00	10.00	0.00	0.00

475.0	—50.00	0.00	10.00	0.00	0.00

570.0	—40.00	0.00	10.00	0.00	0.00

665.0	—30.00	0.00	10.00	0.00	0.00

712.5	—25.00	0.00	10.00	0.00	0.00

760.0	—20.00	0.00	10.00	0.00	0.00

807.5	—15.00	0.00	10.00	0.00	0.00

855.0	—10.00	0.00	10.00	0.00	0.00

902.5	—5.00	0.00	10.00	0.00	0.00

926.3	—2.50	0.00	10.00	0.00	0.00

950.0	0.00	0.00	10.00	0.00	0.00

997.5	5.00	0.43	10.43	4.25	0.76

1045.0	10.00	0.85	10.85	8.50	1.49

1092.5	15.00	1.28	11.28	12.75	2.21

1140.0	20.00	1.70	11.70	17.00	2.90

1187.5	25.00	2.13	12.13	21.25	3.57

1235.0	30.00	2.55	12.55	25.50	4.22

1330.0	40.00	3.40	13.40	34.00	5.47

1425.0	50.00	4.25	14.25	42.50	6.65

1520.0	60.00	5.10	15.10	51.00	7.78

1615.0	70.00	5.95	15.95	59.50	8.86

1710.0	80.00	6.80	16.80	68.00	9.89

(1)	Supplemental Distribution Amount = $10.00 × Index Return × Participation Rate, provided that the Supplemental Distribution Amount will not be less than zero.

(2)	Maturity Payment = $10.00 + Supplemental Distribution Amount.

(3)	Compounded annually.

The examples above are for purposes of illustration only. The actual maturity payment will depend on the actual Supplemental Distribution Amount, which, in turn, will depend on the actual Starting Value, Ending Value and Participation Rate.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Certificates, the Securities and the Warrants as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to

12	Safety Firstsm Investments

purchase the Certificates, the Securities or the Warrants or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Certificates, the Securities or the Warrants or (B) its acquisition and holding of the Certificates, the Securities or the Warrants is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will NOT be permitted to purchase or hold the Certificates, the Securities or the Warrants if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Certificates, the Securities or the Warrants by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary prospectus and pricing supplement related to this offering for more information.

Additional Considerations

If the closing value of the S&P 500® Index is not available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the preliminary prospectus and pricing supplement related to this offering. In addition, if the S&P 500® Index is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the S&P 500® Index prior to any such discontinuance. You should refer to the sections “Description of the Certificates — Supplemental Distribution Amount” and “— Discontinuance of the S&P 500® Index” in the preliminary prospectus and pricing supplement for more information.

Citigroup Global Markets is an affiliate of the Trust and Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2810 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority regarding direct participation programs.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Certificates, either directly or indirectly.

“Standard & Poor’s,” “Standard & Poor’s 500,” “S&P” and “S&P 500” are trademarks of The McGraw-Hlll Companies, Inc. These trademarks have been licensed for use for certain purposes by Citigroup Funding Inc. or one of its affiliates. None of the Certificates, the Securities or the Warrants have been passed on by S&P or The McGraw-Hill Companies. None of the Certificates, the Securities or the Warrants are sponsored, endorsed, sold or promoted by S&P or The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect thereto.
©2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.